UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 23, 2013

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

1385 Broadway, 19th Floor New York, NY 10018
(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 23, 2013, the Compensation Committee of the Board of Directors (the “Board”) of Diligent Board Member Services, Inc. (“Diligent” or the “Company”) approved the following equity grants to Alessandro Sodi, the Company’s Chief Executive Officer and President and a director of the Board. The grants (the “Replacement Awards”) were made on such date pursuant to the previously disclosed Replacement Grant Agreement, entered into on May 3, 2013 (the “Replacement Grant Agreement”), as amended as described in Item 5.02 below.

•	An option to purchase 1,600,000 shares of common stock having an exercise price of US $2.79, which is equal to the Company’s closing price per share on the last trading day on the New Zealand Stock Exchange immediately prior to the grant date expressed in US dollars. The option will vest on December 31, 2013, subject to Mr. Sodi’s continued employment with Diligent on that date and will be exercisable until December 22, 2023.
•	Performance share units for 2,250,000 shares of common stock contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. Once earned, the award will vest in four equal installments based on continued employment, commencing June 30, 2015, with full vesting occurring on June 30, 2018.
•	Performance share units for up to 250,000 shares of common stock contingent on the Company achieving either at least 15% fully diluted EPS growth or 15% total shareholder return (TSR) growth in four one-year measurement periods beginning April 1, 2013. Performance share units for 62,500 shares of common stock will be earned in each year for which the applicable target is met, with the additional opportunity to earn such shares at the end of the four year performance period if the cumulative fully diluted EPS growth or TSR growth meet the cumulative performance target.

The Replacement Awards also included a performance cash award on previously disclosed terms for an aggregate amount of US $4,240,000, subject to the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014 and subject to payment in three equal installments in 2014, 2015 and 2016. The Replacement Awards are subject to accelerated vesting or delivery in certain circumstances, as previously disclosed.

As previously disclosed, the Replacement Awards were granted in consideration of the cancellation of certain options held by Mr. Sodi. For the equity grants included in the Replacement Awards, the Company relied on the private offering exemption of Section 4(2) of the Securities Act of 1933, as amended, as the grants were made to one individual who is an officer and director of the issuer (and as such is an accredited investor) and known to the Company prior to offer and sale.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2013, the Company and Mr. Sodi entered into an amendment to the Replacement Grant Agreement (the “Amendment”). The Amendment was entered into in recognition of the fact that the Diligent Board Member Services, Inc. 2013 Plan contains limits on individual awards which contemplate that the Replacement Awards would be made during the 2013 calendar year, to preserve the Company’s ability to utilize the performance based compensation exemption from the deduction limitation under Section 162(m). In the Amendment, the Company and Mr. Sodi agreed to eliminate the requirement for a Registration Statement on Form S-8 to be filed prior to the grant of the Replacement Awards, so that the Replacement Awards can be made in the 2013 calendar year. In addition, the Amendment granted certain registration rights to Mr. Sodi in respect of the shares issuable pursuant to the Replacement Awards and provided for the payment of $150,000 at the time of the first performance cash award payment as described above.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Replacement Grant Agreement, by and between Diligent Board Member Services, Inc. and Alessandro Sodi, dated as of December 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 24, 2013	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Thomas N. Tartaro
Thomas N. Tartaro Executive Vice President and General Counsel